                                                                      Exhibit 21

                            AMSOUTH BANCORPORATION
                             LIST OF SUBSIDIARIES

The following is a list of all subsidiaries of AmSouth Bancorporation and the jurisdiction in which they were organized. Each subsidiary does business under its own name.


            Name                                  Jurisdiction Where Organized
            ----                                  ----------------------------

  ALABANC PROPERTIES, INC.                        Delaware

  AMSOUTH BANK                                    Alabama
    AmSouth Capital Corporation                   Delaware
    AmSouth Finance Corporation                   Alabama
    AmSouth Leasing Corporation                   Alabama
      AmSouth Leasing, Ltd.                       Alabama
    AmSouth Insurance Agency, Inc.                Florida
    AmSouth Investment Services, Inc.             Alabama
    AmSouth Retirement Services, Inc.             Florida
    AmSouth Riverchase, Inc.                      Alabama
    Cahaba Holdings, Inc.                         Delaware
      Cahaba Corporation                          Delaware
    Fifth Avenue Realty Company                   (unincorporated joint venture)
    FirstGulf Insurance Agency, Inc.              Alabama
    Five Points Capital Advisors, Inc.            Alabama
    FMLS, Inc.                                    Tennessee
    Fortune Mortgage Corporation                  Florida
    National Properties and Mining Company, Inc.  Delaware
    OakBrook Investments, LLC                     Delaware
    Rockhaven Asset Management, LLC               Delaware
    Sawgrass Asset Management LLC                 Delaware
    Service Mortgage and Insurance Agency, Inc.   Florida